Exhibit 10.1

SECOND AMENDMENT TO

WAREHOUSING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO WAREHOUSING CREDIT AGREEMENT (the “Second Amendment”) is made and entered into as of the 12th day of December, 2008, and is to be effective as of the 30th day of December, 2008, by and among (i) HOME LOAN CENTER, INC. D/B/A LENDINGTREE LOANS, a California corporation with its principal place of business located at 163 Technology Drive, Irvine, California 92618 (the “Company”), (ii) NATIONAL CITY BANK, a national banking association, with a place of business located at 101 South Fifth Street, Louisville, Kentucky 40202 (“National City” or the “Bank”), and (iii) NATIONAL CITY BANK, a national banking association, with a place of business located at 101 South Fifth Street, Louisville, Kentucky 40202, its capacity as Agent for the hereinafter defined Banks (in such capacity, the “Agent”).

P R E L I M I N A R Y   S T A T E M E N T:

A.                                   Pursuant to that certain Warehousing Credit Agreement dated as of November 26, 2007, by and among the Company, the Bank and the Agent (the “Existing Credit Agreement”), the Bank has heretofore established in favor of the Company a warehousing line of credit facility in the maximum principal amount of Fifty Million Dollars ($50,000,000.00) (the “Warehouse Line”), for the purposes set forth therein. The  Existing Credit Agreement, as amended by this Second Amendment, is hereinafter referred to as the “Credit Agreement”.

B.                                     The Company, the Agent and the Bank are willing to and desire to amend the Existing Credit Agreement in order to (i) extend the stated Maturity Date to December 29, 2009, (ii) delete the Alt A Advance Sublimit and remove Alt A Loans as Eligible Collateral thereunder, (iii) delete the HELOC/Second Trust Deed Advance Sublimit and remove HELOC Loans and Second Trust Deed Loans as Eligible Collateral thereunder, (iv) modify the definitions of Aged Loan, Collateral Value, Eligible Collateral and Jumbo Loan, (v) modify the Jumbo Advance Sublimit, (vi) modify the interest rates applicable to the Warehouse Line, and (vii) implement certain other modifications thereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in the Existing Credit Agreement and herein, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Each capitalized term used herein, unless otherwise expressly defined herein, shall have the meaning set forth in the Existing Credit Agreement.

2.                                       The following definitions, as contained in Article 1 of the Existing Credit Agreement, are hereby amended and restated in their entirety to read as follows:

“Aged Loan” shall mean, as of any date:

(a)                                  Any Loan, which is not a Wet Loan, which has been pledged as Collateral for more than sixty (60) calendar days (calculated from the date upon which the Advance relating to such Loan is made hereunder); and

(b)                                 Any Wet Loan which has been pledged as Collateral for more than ten (10) calendar days (calculated from the date upon which the Advance relating to such Loan is made hereunder).

“Collateral Value” shall mean as of any date:

(a)                                  With respect to a Loan which constitutes Eligible Collateral on such date, and which is not a Jumbo Loan, ninety-eight percent (98%) of the lesser of (i) the face amount of the promissory note evidencing such Loan, or (ii) the purchase price under the Commitment to which the applicable Loan has been assigned; and

(b)                                 With respect to a Loan which constitutes Eligible Collateral on such date, and which is a Jumbo Loan, ninety-seven percent (97%) of the lesser of (i) the purchase price under the Commitment to which such Loan has been assigned, or (ii) the face amount of the promissory note evidencing such Loan.

Notwithstanding anything contained in (a) or (b) to the contrary:

A.                                   The Collateral Value of all Wet Loans shall not exceed, in the aggregate, the Wet Advance Sublimit;

B.                                     The Collateral Value of all Jumbo Loans shall not exceed, in the aggregate, the Jumbo Advance Sublimit;

C.                                     Each Wet Loan in respect to which the Company shall not have delivered all of the Collateral Documents to the Agent within the number of days required by the Security Agreement, shall have a Collateral Value of zero;

D.                                    Each Wet Loan which the Agent determines has not been funded by the Company on the date the Advance in respect of such Wet Loan is made by the Banks to the Company, shall have a Collateral Value of zero;

E.                                      If the Agent shall reasonably determine that the Collateral Value otherwise assigned to an item of Eligible Collateral does not accurately reflect the value thereof, then, upon notice to the Company, the Agent may mark an item of collateral to market at any time to determine the fair market value thereof; provided, however, in no event shall any mark to market with respect to any item of Eligible Collateral under this subsection result in such item of Eligible Collateral having  a Collateral Value higher than such item would otherwise have;

F.                                      In the event that a Loan shall have been delivered by the Agent to a purchaser under a Commitment as provided in the Security Agreement, or in the event that such Loan was delivered by the Agent to an Approved Investor and more than the maximum number of days allowed by the Security Agreement shall have elapsed since the date of such delivery and no purchase has taken place or the proceeds thereof have not been received by the Agent, such Loan shall have a Collateral Value of zero;

G.                                     All Aged Loans which do not constitute Eligible Collateral shall have a Collateral Value of zero;

H.                                    All Loans which are under Trust Receipt in accordance with the terms of the Security Agreement which are not returned to the Agent within the required number of days specified in the Security Agreement, shall have a Collateral Value of zero; and

I.                                         The Collateral Value of all Loans which are under Trust Receipt in accordance with the terms of the Security Agreement shall not exceed, in the aggregate, Two Million Five Hundred Thousand Dollars ($2,500,000.00).

“Conforming Loan” shall mean a Loan secured by a Conforming Mortgage or Government Mortgage, and which may be a “Stated Income/Stated Asset Loan” or “Option ARM Loan”.

“Eligible Collateral” shall mean, collectively and as of any date, [A] each Loan (i) which is a Conforming Loan, Government Loan, a Wet Loan or a Jumbo Loan, (ii) which is not an Aged Loan, (iii) which constitutes Collateral, (iv) which no default has occurred and is continuing on such Loan, (v) which is pledged as Collateral within thirty (30) calendar days of origination, purchase or conversation, (vi) which has no more than one (1) principal/interest payment past due, (vii) which has not been under Trust Receipt in accordance with the terms of the Security Agreement for more than the maximum number of days allowed under the Security Agreement, (viii) which has not been shipped to an Approved Investor for more than the maximum number of days allowed by the Security Agreement and no purchase proceeds have been received by the Agent, (ix) in respect of which the loan-level representations, warranties and agreements contained in the Credit Agreement and the Security Agreement are true and correct, and (x) which is subject to a Firm Commitment or Standby Commitment; and [B] each Loan (i) that is a Discretionary Loan (as defined in Section 9.20 hereof) without duplication, (ii) that constitutes Collateral, and (iii) that is not subject to any lien or security interest other than that granted under the Credit Agreement and the Security Agreement.  Unless specifically provided for herein, “Stated Income/Stated Asset Loans” and “Option ARM Loans” are not permitted to be funded under the Warehouse Line and shall not constitute Eligible Collateral under this Credit Agreement.

“Jumbo Advance Sublimit” shall mean an amount equal to ten percent (10%) of the Total Warehouse Line Commitment.

“Government Loan” shall mean a Loan secured by a Government Mortgage (including any FHA Loan or VA Loan which exceeds the Fannie Mae or FHLMC guidelines for maximum loan amount).

“Jumbo Loan” shall mean a Loan, the amount of which exceeds Fannie Mae or FHLMC guidelines for maximum eligible amount, but which Loan shall not have a face amount in excess of One Million Dollars ($1,000,000.00), except as may be otherwise pre-approved by the Agent in writing in its sole discretion after the Company has provided the Agent with written notice thereof together with a copy of the related “clear to close” letter from an Approved Investor and the applicable appraisal at least two (2) Business Days prior to the funding thereof, and the entire interest of which is owned by the Company and which is secured by a First Trust Deed covering a completed one-to-four family residential property which is either subject to a Firm Commitment or meets the underwriting guidelines of at least two (2) Approved Investors, provided, that: (i) such Loan shall have a FICO Score equal to or in excess of six hundred eighty (680), and (ii) such Loan shall have a combined loan-to-value ratio at origination of not more than ninety percent (90%).

“Maturity Date” shall mean December 29, 2009; provided that the Agent and the Bank shall have the option, in their absolute discretion, either one time or from time to time, to extend the Maturity Date for an additional period not to exceed three hundred and sixty four (364) days.  If the Maturity Date is extended, the term Maturity Date shall mean the date of expiration of such extension.

3.                                       Article 1 of the Existing Credit Agreement is hereby further amended by deleting thereform, each of the following defined terms:  “Alt A Advance”, “Alt A Advance Sublimit”, “Alt A Loan”, “HELOC Loan”, “HELOC/Second Trust Deed Advance”, “HELOC/Second Trust Deed Advance Sublimit”, “Home Equity Mortgage”, “Second Trust Deed” “Second Trust Deed Loan”,  and the Existing Credit Agreement and each of the other Loan Documents are hereby further amended by deleting each reference to such terms in their entirety.

4.                                       Section 2.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“2.1                           Warehouse Advances. Each Bank severally agrees to lend to the Company, and the Company agrees to borrow from each Bank, on the terms and conditions of this Credit Agreement, an aggregate amount not exceeding such Bank’s respective Warehouse Line Commitment, and the aggregate amount of all such Warehouse Line Commitments shall equal the Total Warehouse Line Commitment; provided, however the Total Warehouse Line Commitment includes a Wet Advance Sublimit and a Jumbo Advance Sublimit.  Subject to the terms and conditions contained herein, Warehouse Advances may be repaid and reborrowed until the Termination Date.  Each Bank’s commitment to make Warehouse Advances under this Section 2.1 is herein called its “Warehouse Line Commitment” and is set forth opposite its name in Schedule 2.1 attached to this Credit Agreement and the aggregate maximum amount of the Warehouse Line Commitments is herein called the “Total Warehouse Line Commitment”. The Total Warehouse Line Commitment is equal to Fifty Million Dollars ($50,000,000.00), as may be increased by the Company and the Agent in their sole, joint discretion by adding one or more Applicant Financial Institutions as a “Bank” or “Banks” hereunder and as may be decreased in accordance with the requirements of  Section 11.1 hereof.  The principal amount set forth above (as the same may be increased pursuant to the terms hereof) shall be available to the Company as Warehouse Advances, Excess Advances and Swing Advances, subject to the terms and conditions hereof, at such times prior to the Termination Date and in such sums, as the Company may request.

Notwithstanding the foregoing, the Banks shall not be obligated to make a Warehouse Advance which, (a) when added to the sum of the Aggregate Outstanding Warehouse Balance plus the Aggregate Outstanding Excess Balance, would cause the Aggregate Outstanding Warehouse Balance plus the Aggregate Outstanding Excess Balance to exceed the Warehouse Borrowing Base at such time; (b) when added to the sum of the Aggregate Outstanding Warehouse Balance plus the Aggregate Outstanding Excess Balance, would cause or result in a violation of the financial covenants set forth in Article 5 hereof; (c) if such Warehouse Advance is a Wet Advance, when added to the aggregate outstanding balance of all Wet Advances would cause or result in a violation of the Wet Advance Sublimit; (d) if such Warehouse Advance is a Jumbo Advance, when added to the aggregate outstanding of all Jumbo Advances would cause or result in a violation of the Jumbo Advance Sublimit; or (e) if such Warehouse Advance would cause or result in the Aggregate Outstanding Warehouse Balance plus the Aggregate Outstanding Excess Balance to exceed the Total Warehouse Line Commitment.  The Agent and the Banks shall not be obligated to honor any Request for Advance if the disbursement of funds thereunder would occur on or after the Termination Date, or if an Event of Default has occurred and is continuing or if such disbursement would cause or result in an Event of Default or an Unmatured Event of Default.”

5.                                       Section 2.8 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“2.8                           Rates of Interest.

(a)                                  Applicable Rates of Interest.  With respect to all Advances, the Swing Note and the Warehouse Notes shall bear interest at the following rates of interest, as applicable:  (a) the per annum rate equal to LIBOR plus one and one-quarter of one percent (1.25%) for that portion of the aggregate outstanding principal balance of  each Warehouse Note of each Bank which is not a Balance Funded Bank and for that portion of the aggregate outstanding principal balance of the Balance Funded Bank’s Warehouse Note and the Swing Note which exceeds the Average Monthly Available Deposits maintained by the Company with the Balance Funded Bank, and (b) the per annum rate equal to one and one-half of one percent (1.50%) for that portion of the aggregate outstanding principal balance of the Warehouse Note payable to the Balance Funded

Bank and the Swing Note which does not exceed the Average Monthly Available Deposits maintained by the Company with the Balance Funded Bank; and

(b)                                 Highest Lawful Rate.  Notwithstanding anything to the contrary contained in this Credit Agreement or the Notes, at no time shall the interest rates payable on the Advances, together with all fees and other amounts payable hereunder to the extent the same constitute or are deemed to constitute interest, exceed the maximum rate of interest allowed by applicable law (the “Highest Lawful Rate”).  In respect of any period during the term of this Credit Agreement, any amount paid to the Agent or any Bank, to the extent the same shall (but for the provisions of this Section 2.8(b)) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted by the Highest Lawful Rate during such period (such amount being hereinafter referred to as an “Unqualified Amount”), then, notwithstanding anything to the contrary contained in this Section 2.8, such Unqualified Amount shall be applied or shall be deemed to have been applied as a prepayment on the Advances.”

6.                                       Section 7.2(i) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(i)                               Use of Funds.  The Company shall not use any funds provided by the Banks under this Credit Agreement, or by any Warehouse Advance, Swing Advance or Excess Advance for any purpose other than funding or purchasing Loans.  The Company shall not use the proceeds of any Wet Advance or Jumbo Advance for any purpose other than the purposes encompassed by the definition of those terms in Article 1 of this Credit Agreement.  In addition to the foregoing, the Company shall not use any funds provided by the Banks under this Credit Agreement or by any Warehouse Advance for the purpose of making any Loan that would be subject to the provisions of the Home Ownership and Equity Protection Act of 1994 or other federal or state legislation relating to “high cost” mortgage lending.”

7.                                       The Existing Credit Agreement is hereby amended by amending and restating Exhibit A and Schedule 6.1 thereof to read in their entirety as set forth on Exhibit A and Schedule 6.1 attached to this Second Amendment and made a part hereof by this reference.

8.                                       The Company represents and warrants that no Event of Default has occurred to date or will result herefrom under the Existing Credit Agreement or any other Loan Document and that no Unmatured Event of Default currently exists or will result herefrom under any of the Loan Documents.

9.                                       This Second Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of the same shall constitute one and the same instrument.

10.                                 The Company further represents and warrants that there have been no changes made to the Certificate of Incorporation or Bylaws of the Company since November 26, 2007.

11.                                 This Second Amendment shall be effective as of the date of delivery to the Agent of each of the following:  (i) this Second Amendment duly executed by all parties hereto, (ii) an amended and restated fee letter, a letter from the Company indicating that the current authorized signer letter has not been amended, updated disclosures, updated UCC search results and an authorizing resolution, and (iii) all such other security documents, opinions, instruments and certificates as may be required by the Bank or its counsel in order to consummate the transactions contemplated herein.

12.                                 This Second Amendment and the related writings and the respective rights and obligations of the parties shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Kentucky.

13.                                 This Second Amendment shall be binding upon, and shall inure to the benefit of, the Company, the Bank and the Agent and their respective successors and assigns.

14.                                 This Second Amendment and the agreements, instruments and other documents referred to herein, constitute the entire agreement of the parties with respect to, and supersede all prior understandings of the parties with respect to the subject matter hereof.  No change, modification, addition or termination of this Second Amendment shall be enforceable unless in writing signed by the party against whom enforcement is sought.

15.                                 Except to the extent expressly amended or modified hereby, the Company hereby ratifies and reaffirms all of its representations, warranties, covenants, agreements and obligations set forth in the Existing Credit Agreement and each of the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Warehousing Credit Agreement to be duly executed as of the day and year first above written.

HOME LOAN CENTER, INC. D/B/A LENDINGTREE LOANS

By:	/s/ Rian Furey

Title:	Senior Vice President

(the “Company”)

NATIONAL CITY BANK

By:	/s/ Scott Goodwin

Title:	Vice President

(the “Bank”)

NATIONAL CITY BANK
in its capacity as Agent for the Banks

By:	/s/ Scott Goodwin

Title:	Vice President

(the “Agent”)